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                                                                    EXHIBIT 99.5

                               OFFER TO EXCHANGE

                             ALL OF THE OUTSTANDING
                 AMERICAN DEPOSITARY SHARES (THE "SONERA ADSS")
                   REPRESENTING SHARES (THE "SONERA SHARES")

                                       OF

                               SONERA CORPORATION

                                      FOR

                 AMERICAN DEPOSITARY SHARES (THE "TELIA ADSS")
               REPRESENTING ORDINARY SHARES (THE "TELIA SHARES")

                                       OF

                                    TELIA AB

            THE EXCHANGE OFFER COMMENCES ON MONDAY, OCTOBER 7, 2002.

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              THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
             IN THE UNITED STATES AT 9:00 A.M., NEW YORK CITY TIME,
        WHICH IS 4:00 P.M., HELSINKI TIME, ON FRIDAY, NOVEMBER 8, 2002,
                     UNLESS THE EXCHANGE OFFER IS EXTENDED.

       THE DEALER MANAGER FOR THE EXCHANGE OFFER IN THE UNITED STATES IS:

                              MERRILL LYNCH & CO.
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To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Telia AB, a company organized under the laws of Sweden ("Telia"), is making an offer to exchange (the "Exchange Offer") 0.30288 American Depositary Shares (the "Telia ADSs"), each Telia ADS representing five (5) ordinary shares, nominal value SEK 3.20 per share (the "Telia Shares"), for each outstanding American Depositary Share (the "Sonera ADSs"), each Sonera ADS representing one
(1) share (the "Sonera Shares"), of Sonera Corporation, a company incorporated under the laws of Finland ("Sonera"), in each case, upon the terms and subject to the conditions set forth in the enclosed Exchange Offer Prospectus, dated October 1, 2002 (the "Exchange Offer Prospectus"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Sonera ADSs in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1.    The Exchange Offer Prospectus, dated October 1, 2002; and

     2. A printed form of letter which may be sent to your clients for whose accounts you hold Sonera ADSs, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE AS THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, WHICH IS 4:00 P.M., HELSINKI TIME, ON FRIDAY, NOVEMBER 8, 2002, UNLESS THE EXCHANGE OFFER IS EXTENDED.

     Please note the following:

     1.    U.S. Exchange Agent & Information Agent:

        Citibank, N.A. has been appointed as U.S. Exchange Agent by Telia for the Exchange Offer. Georgeson Shareholder Communications Inc. has been appointed as Information Agent by Telia for the Exchange Offer in the United States. Merrill Lynch & Co. has been appointed as Dealer Manager by Telia for the Exchange Offer in the United States. Any questions you may have with respect to the ways in which Sonera ADSs may be tendered in the Exchange Offer to the U.S. Exchange Agent should be directed to the Information Agent at (866) 297-1410 or (800) 223-2064.

     2.    Securities Subject to Exchange Offer:

        The Exchange Offer is being made in the United States for all issued and outstanding Sonera ADSs and in Finland for all issued and outstanding Sonera Shares and warrants to purchase Sonera Shares. Holders of Sonera ADSs validly tendered in the Exchange Offer will receive Telia ADSs upon exchange. Except as set forth below and in the Exchange Offer Prospectus, you will not be permitted to tender your Sonera ADSs in exchange for Telia Shares. See "The Exchange Offer -- Procedures for Tendering -- Holders of Sonera ADSs" in the Exchange Offer Prospectus. If you wish to tender your Sonera ADSs in exchange for Telia Shares, you must arrange for (i) the cancellation of your Sonera ADSs and withdrawal of the Sonera Shares in accordance with the terms of the deposit agreement governing the Sonera ADSs and applicable Finnish law, including the payment of cancellation fees and expenses and (ii) the tender of the Sonera Shares withdrawn to the Finnish Share Agent in accordance with the terms of the Exchange Offer for the Sonera Shares in Finland.

     3.    Exchange Ratio:

        For each Sonera ADS you tender, you will receive 0.30288 Telia ADSs.

     4.    Method for Tender:

        If you hold Sonera ADSs through The Depository Trust Company ("DTC") and you wish to tender Sonera ADSs in the Exchange Offer, you will need to
        (i) send an Agent's Message to the U.S. Exchange Agent, and (ii) transfer the Sonera ADSs being tendered by book-entry transfer in DTC to the U.S. Exchange Agent in accordance with the instructions set forth in the Exchange Offer
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        Prospectus. See "The Exchange Offer -- Procedures for Tendering --
        Holders of Sonera ADSs" in the Exchange Offer Prospectus.

     5.    Guaranteed Delivery Procedures:

        The U.S. Exchange Agent has established Guaranteed Delivery Procedures to enable you to tender your Sonera ADSs to the U.S. Exchange Agent in cases where (i) your Sonera ADSs are not immediately available, (ii) the procedures for book-entry transfer through DTC cannot be completed immediately or (iii) all required documents cannot immediately be delivered to the U.S. Exchange Agent. See "The Exchange Offer -- Procedures for Tendering -- Holders of Sonera ADSs -- Guaranteed Delivery Procedures" in the Exchange Offer Prospectus.

     6.    Fractional Entitlements:

        No fractional entitlements to Telia ADSs will be issued. Fractional entitlements to Telia ADSs will be aggregated and sold on NASDAQ. Cash-in-lieu of fractional entitlements to Telia ADSs will be distributed in U.S. dollars to the tendering holders of Sonera ADSs entitled thereto.

     7.    Conditions to Exchange Offer:

        The Exchange Offer is dependent upon certain conditions being satisfied or waived upon the terms set forth in the Exchange Offer Prospectus. See "The Exchange Offer -- Conditions to Completion of the Exchange Offer" in the Exchange Offer Prospectus.

     8.    Delivery of New Securities:

        Notwithstanding any other provision of the Exchange Offer, delivery of Telia ADSs in exchange for Sonera ADSs accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt
        (i) by the U.S. Exchange Agent of confirmation from Telia of acceptance of such Sonera ADSs in the Exchange Offer and (ii) by the depositary for the Telia ADSs of the applicable number of Telia Shares against the issuance of Telia ADSs, in each case, pursuant to the procedures set forth in "The Exchange Offer -- Acceptance and Delivery of Securities" of the Exchange Offer Prospectus.

     Any inquiries you may have with respect to the Exchange Offer should be addressed to GEORGESON SHAREHOLDER COMMUNICATIONS INC, the Information Agent for the Exchange Offer, at 17 State Street, 10th Floor, New York, New York 10004, telephone number (866) 297-1410 or (800) 233-2064.

     Requests for copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone number.

October 1, 2002

                                                    Very truly yours,

                                                         TELIA AB

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TELIA, THE DEALER-MANAGER, THE U.S. EXCHANGE AGENT, THE FINNISH SHARE AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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